Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to the Registration Statement on Form S-4 (File No. 333-249785), of our report dated August 11, 2020, relating to the balance sheet of FS Development Corp. as of June 30, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from June 25, 2020 (inception) through June 30, 2020, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
December 7, 2020